Exhibit 99.3

BEFORE THE PUBLIC UTILITIES COMMISSION
OF THE STATE OF CALIFORNIA

In the Matter of the Application of Pacific Gas and Electric Company for: (1) Authority to Sell or Assign Recovery Property to One or More Financing Entities; (2) Authority to Service Recovery Bonds on Behalf of Financing Entities; (3) Authority to Establish Charges Sufficient to Recover Fixed Recovery Amounts and Fixed Recovery Tax Amounts; and (4) Such Further Authority Necessary for PG&E to Carry Out the Transactions Described in This Application.

Application 04-07-032 (Filed July 22, 2004)
(U 39 E)

PACIFIC GAS AND ELECTRIC COMPANY’S RESPONSES
TO ADMINISTRATIVE LAW JUDGE’S RULING
DIRECTING THE APPLICANT TO FILE A SECOND
SUPPLEMENT TO THE APPLICATION AND
ADMINISTRATIVE LAW JUDGE’S RULING REQUIRING
ADDITIONAL INFORMATION PERTAINING TO THE
CALIFORNIA ENVIRONMENTAL QUALITY ACT (CEQA)

CHRISTOPHER J. WARNER
DOREEN A. LUDEMANN
MARK R. HUFFMAN

Pacific Gas and Electric Company
77 Beale Street
San Francisco, CA 94105
Telephone: (415) 973-3842
E-mail: mrh2@pge.com

Attorneys for
PACIFIC GAS AND ELECTRIC COMPANY

August 27, 2004

BEFORE THE PUBLIC UTILITIES COMMISSION
OF THE STATE OF CALIFORNIA

In the Matter of the Application of Pacific Gas and Electric Company for:  (1) Authority to Sell or Assign Recovery Property to One or More Financing Entities; (2) Authority to Service Recovery Bonds on Behalf of Financing Entities; (3) Authority to Establish Charges Sufficient to Recover Fixed Recovery Amounts and Fixed Recovery Tax Amounts; and (4) Such Further Authority Necessary for PG&E to Carry Out the Transactions Described in This Application.

Application 04-07-032 (Filed July 22, 2004)
(U 39 E)

PACIFIC GAS AND ELECTRIC COMPANY’S RESPONSES
TO ADMINISTRATIVE LAW JUDGE’S RULING
DIRECTING THE APPLICANT TO FILE A SECOND
SUPPLEMENT TO THE APPLICATION AND
ADMINISTRATIVE LAW JUDGE’S RULING REQUIRING
ADDITIONAL INFORMATION PERTAINING TO THE
CALIFORNIA ENVIRONMENTAL QUALITY ACT (CEQA)

Pacific Gas and Electric Company (PG&E) provides these responses to the August 24, 2004, Administrative Law Judge’s Informal Ruling Directing The Applicant To File A Supplement To The Application (August 24, 2004, ALJ Ruling) and the August 20, 2004, Administrative Law Judge’s Ruling Requiring Additional Information Pertaining To The California Environmental Quality Act (CEQA) (August 20, 2004, ALJ Ruling).  The answers to the four questions in the August 24, 2004, ALJ Ruling and the two questions (with subparts) in the August 20, 2004, ALJ Ruling are set out below.  PG&E does not believe that the provision of this information should have any effect on the adopted schedule in this proceeding, set forth most recently in the August 10, 2004, Assigned Commissioner’s Scoping Memo And Ruling.

I.                                         RESPONSES TO QUESTIONS SET FORTH IN THE AUGUST 24, 2004, ALJ RULING

1.                                      PG&E appears to indicate in Chapter 5, at page 5-5, that local franchise fees, state franchise taxes, and federal income taxes that accrue on the DRC revenues for the first series of ERBs for the period of time prior to the issuance of the second series of ERBs will be recorded in the ERBBA.  Is this a correct understanding of PG&E’s position?  If yes, does this mean that size of the second series of ERBs will be reduced for the previously described fees and taxes?  If not, why not?

Yes.  More generally, regarding federal income and state franchise taxes, such taxes that are not financed with Energy Recovery Bonds (ERBs) or not covered by energy supplier refunds (received before the second series of ERBs is issued) will be recovered through the ERB Balancing Account (ERBBA).  This is described in PG&E’s testimony in Chapter 5, Section 5, beginning on page 5-5, and in Section 6.f of the ERBBA tariff (Appendix C).

In particular, federal income and state franchise taxes that accrue on Dedicated Rate Component (DRC) revenues for the first series of ERBs for the period of time prior to the issuance of the second series of ERBs will not be financed by the second series of ERBs and, therefore, will be recorded in the ERBBA.

The second series of ERBs will be sized to equal the difference between: (1) the federal income and state franchise taxes that will accrue on DRC revenues thereafter, and (2) the energy supplier refunds received or credited to PG&E between the issuance of the first and second series of ERBs, so long as the total ERB issuance amount does not exceed $3.0 billion.  Thus, the second series will not reflect the federal income and state franchise taxes recorded in the ERBBA prior to the issuance of the second series of ERBs.  The size of the second series of ERBs will be reduced to reflect the fact that the federal income and state franchise taxes were recorded in the ERBBA prior to the issuance of the second series of ERBs.

Regarding local franchise fees assessed by the cities and counties, yes, these fees will be recovered through the ERBBA as a separate entry.  This is described in PG&E’s testimony in Chapter 5, Section 6, beginning on page 5-6, and in Section 6.g of the ERBBA tariff.  These are fees based on revenues received by PG&E and are generally small – less than one percent of electric revenue.  Unlike federal and state taxes, Senate Bill (SB) 772 does not specifically provide that these local franchise fees be financed with ERBs; thus, PG&E has not proposed that franchise fees be financed with ERBs.  Therefore, franchise fees do not change the size of the ERB issuance.

2.                                      Section 6.f of the proposed tariff for the ERBBA in Appendix C of A.04-07-032 states that the ERBBA will have a “debit entry equal to federal income and state franchise tax accruals on revenues received to fund the ERB repayment in excess of the amortization of ERB proceeds and energy supplier refunds available to cover those income taxes.”  However, there is no credit entry equal to the amount by which the amortization of the ERB proceeds and energy supplier refunds exceed federal and state tax accruals on the revenues received to fund the ERB repayment.   Please explain why there is no such credit entry.

As described in Response 1, the size of the second series of ERBs is calculated to match the expected federal income and state franchise tax obligation.  Therefore, there should be no need for any credit for excess ERB proceeds from the second series of ERBs.  However, if for some reason the second series issuance amount were in excess of the actual tax requirements, the excess would continue to earn a carrying cost credit, until returned, as described in Section 6.d of the ERBBA tariff.

At the end of the life of the bonds, any excess proceeds from the issuance of the second series of ERBs should be treated similar to energy supplier refunds and returned to ratepayers as described in Section 6.j of the ERBBA tariff.

3.                                      Section 6.g of the proposed tariff for the ERBBA in Appendix C of A.04-07-032 states that the ERBBA will have a “debit entry equal to the estimated franchise fee requirements on the DRC charge revenues received from customers.”  Please explain (a) how this debit entry for franchise fees in the ERBBA differs from the franchise fees embedded in the second series of ERBs, and (b) why the debit entry for franchise fees in the ERBBA does not “double count” the franchise fees embedded in the second series of ERBs.   Please also explain how PG&E will account for the difference between the estimated franchise fees recorded in the ERBBA and actual franchise fees paid by PG&E.

There is no “double counting” of franchise fees associated with ERB revenues because franchise fees are recovered through the ERBBA, not through ERB proceeds.

As discussed briefly in Response 1 and in more detail on pages 5-5 and 5-6 of PG&E’s testimony, franchise fees are separate from franchise tax requirements.  California state franchise taxes are equivalent to state income taxes.  Local franchise fees are payments to city and county authorities, assessed by the cities and counties in which PG&E does business, in compliance with franchise, ordinance or similar requirements.

As provided for in SB 772, the state franchise tax obligation (and the federal income tax obligation) will be addressed through the sum of: (1) the second series of ERBs, and (2) energy supplier refunds received or credited to PG&E after the first series is issued and before the second series is issued.  Any tax obligation in excess of ERB proceeds and energy supplier refunds will be recovered as discussed in Section 6.f of the ERBBA tariff.

However, unlike the federal income and state franchise taxes discussed above, SB 772 does not specifically provide that local franchise fees be financed with ERBs.  Consequently, PG&E is proposing to recover estimated franchise fees using the franchise fee factors adopted by the Commission in PG&E’s general rate cases, as described in Section 6.g of the ERBBA tariff, not by issuance of ERBs.

The franchise fee factors used to recover franchise fee expenses are established in general rate cases.  To establish its revenue requirements, PG&E applies the adopted factors to its “pre-franchise fee” revenue requirements, with the resulting revenue requirements reflecting the amount PG&E is to recover for franchise fees.  When revenues are received, they are correspondingly adjusted to remove the franchise fee component before applying the revenues against the balancing account costs, where applicable.  This is the treatment adopted by the Commission for all balancing accounts that include the use of the franchise fee factors.

The Commission has not employed a specific balancing account approach for the treatment of franchise fees, balancing “actual franchise fees paid” against “estimated franchise fees recorded” in ratemaking mechanisms such as ERBBA.  PG&E does not propose such a franchise fee balancing account here.  Such a change to the Commission’s adopted ratemaking practices would be beyond the scope of this proceeding.

As additional information, cities and counties do not assess franchise fees by rate component, but by total revenues and facilities within each city and county.  Therefore, it is not possible to determine exactly how much of the recorded franchise fees are assessed for any specific service or rate component.

4.                                      Section 6.i of the proposed tariff for the ERBBA in Appendix C of A.04-07-032 indicates that energy supplier refunds received prior to the second series of ERBs will earn interest at the short-term commercial paper rate.  Section 6.d indicates that once the second series of ERBs is issued, the same refunds will earn interest equal to PG&E’s authorized rate of return.  Please explain the basis for using two different interest rates.

Energy supplier refunds received or credited to PG&E after the issuance of the first series, but prior to issuance of the second series, will be used to repurchase debt and equity over time.  Until the cash is used to repurchase debt and equity, it will be invested in highly liquid financial assets that will earn a short-term rate of return.

PG&E believes that it may be able to fully utilize the proceeds from such refunds by the time the second series of ERBs is issued.  Section 6.d of the tariff reflects the assumption that the proceeds from generator refunds have been fully utilized to repurchase debt and equity by the time the second series of ERBs is issued.  At that time, savings to customers equal the authorized return on the debt and equity that was repurchased, and the credit is equal to the authorized rate of return on those same refunds.

II.                                     RESPONSES TO QUESTIONS SET FORTH IN THE AUGUST 20, 2004, ALJ RULING

1.                                      Will the proceeds from the ERBs be used to finance the construction of (i) new facilities or (ii) significant physical changes to existing facilities?  If yes, please provide the following information:

a.                                       A detailed description of the construction that will be financed with ERB proceeds.  This description shall address:

i.                                         Address how much of the new construction is (A) known and defined, and (B) speculative and/or ill-defined.

ii.                                     The nature of the anticipated construction.

iii.                                 The physical activities associated with the construction.

iv.                                   The anticipated time frame for undertaking and completing the construction activities.

As shown in PG&E’s response of August 12, 2004 to Question 3 in Administrative Law Judge’s Ruling Directing Applicant to File a Supplement to the Application (PG&E’s August 12 responses), PG&E estimates that it may use approximately $150 million of the proceeds from the issuance of ERBs to fund capital expenditures in 2006.

These may include normal as well as extraordinary capital expenditures, the estimated costs of which are generally reviewed by the Commission periodically in general rate cases and other specific applications or advice filing proceedings separate from this proceeding.  Reference should be made to those proceedings for more detail with respect to capital expenditures that PG&E has forecast as part of those proceedings.

PG&E’s forecast financing requirements are based, in part, on a forecast of capital expenditures adopted as part of the utility’s annual budgeting and business planning process.  However, as with any budget, PG&E’s actual capital expenditures will vary over time from the budget and general rate case forecasts, due to, inter alia, increases due to higher than expected economic growth, or decreases due to delays in permitting.

On the day the proceeds from the issuance of the ERBs are received, that cash is mingled with PG&E’s other cash, e.g., cash from operations, and disbursed as needed.  PG&E normally does not segregate its cash into separate buckets as a function of the source of cash, and then make disbursements from different buckets as a function of the type of payment.  As a result, PG&E cannot say whether an invoice paid for a specific capital project was funded with debt and equity recovered from existing assets, or was funded with the proceeds of new debt.  For ratemaking purposes, PG&E, and other utilities, typically assume that each asset is funded from all issuances of debt, even from debt issued after the asset was constructed.

PG&E believes that all its forecasted capital expenditures are reasonably required to provide safe and adequate gas and electric services to customers.  However, PG&E cannot identify specific, detailed uses of the anticipated proceeds of the ERBs.

b.                                      A detailed description regarding whether, and to what extent, it is unnecessary to conduct a CEQA review of the new construction to be financed with ERB proceeds because of one or more of the following reasons:

i.                                         PG&E has explicit authority under its existing Certificate of Public Convenience and Necessity (CPCN) to proceed with the new construction without further environmental review.

ii.                                     The new construction is exempt from CEQA.

iii.                                 Other governmental bodies have already conducted a CEQA review of the new construction.

Please see response to 1(a) above.  To the extent that any new construction is in fact financed with the proceeds of the ERBs, CEQA review will occur as needed when PG&E goes through the regulatory process(es) applicable to such new construction, regardless of the fact that the Commission would have already approved this financing request.

This ERB application is not subject to CEQA.  The purpose of CEQA is to require environmental review of specific projects, not financing not linked to a specific project.  (See, Kaufman & Broad-South Bay, Inc. v. Morgan Hill Unified School District (1992) 9 CA 4th 464, 476 (“where funding issues alone are involved, courts should look for a binding commitment to spend in a particular manner before requiring environmental review”).)  To PG&E’s knowledge the Commission has never held that a financing application, in and of itself, is subject to CEQA.

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2.                                      Please provide a proponent’s environmental assessment for any new construction not covered by (i) PG&E’s existing CPCN, (ii) CEQA exemptions, or (iii) CEQA review conducted by other governmental bodies.

See responses to 1(a) and 1(b) above.

Respectfully Submitted,

CHRISTOPHER J. WARNER
DOREEN A. LUDEMANN
MARK R. HUFFMAN

By:
MARK R. HUFFMAN

Pacific Gas and Electric Company
77 Beale Street
San Francisco, CA 94105
Telephone: (415) 973-3842
E-mail: mrh2@pge.com

Attorneys for
PACIFIC GAS AND ELECTRIC COMPANY

August 27, 2004

VERIFICATION

I, the undersigned, say:

I am an officer of PACIFIC GAS AND ELECTRIC COMPANY, a corporation, and am authorized pursuant to Code of Civil Procedure section 446, paragraph 3, to make this verification for and on behalf of said corporation, and I make this verification for that reason; I have read the foregoing Responses To Administrative Law Judge’s Ruling Directing The Applicant To File A Second Supplement To The Application And Administrative Law Judge’s Ruling Requiring Additional Information Pertaining To The California Environmental Quality Act (CEQA) and am informed and believe that the matters contained therein are true and on that ground I allege that the matters stated herein are true.

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

Executed at San Francisco, California, this 27th day of August, 2004.

KENT M. HARVEY
SENIOR VICE PRESIDENT – Chief Financial Officer and Treasurer

CERTIFICATE OF SERVICE BY ELECTRONIC MAIL

I, the undersigned, state that I am a citizen of the United States and am employed in the City and County of San Francisco; that I am over the age of eighteen (18) years and not a party to the within cause; and that my business address is Pacific Gas and Electric Company, Law Department B30A, 77 Beale Street, San Francisco, California 94105.

On the 27th day of August 2004, I served a true copy of:

PACIFIC GAS AND ELECTRIC COMPANY’S RESPONSES
TO ADMINISTRATIVE LAW JUDGE’S RULING DIRECTING THE APPLICANT
TO FILE A SECOND SUPPLEMENT TO THE APPLICATION AND
ADMINISTRATIVE LAW JUDGE’S RULING REQUIRING ADDITIONAL
INFORMATION PERTAINING TO THE CALIFORNIA ENVIRONMENTAL
QUALITY ACT (CEQA)

By Electronic Mail – serving the enclosed via e-mail transmission to each of the parties listed on the official service lists for
A.04-07-032 with an e-mail address.

I certify and declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

Executed on the 27th day of August 2004.

LINDA S. DANNEWITZ